April 30, 2013

State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention:  Tricia L. Cormier, Vice President, LCC3S

            Re:       Calvert VP Volatility Managed Moderate Portfolio
                        Calvert VP Volatility Managed Moderate Growth Portfolio
                        Calvert VP Volatility Managed Growth Portfolio

Ladies and Gentlemen:

This is to advise you that Calvert Variable Products, Inc. (the “Fund”) expects to establish the above mentioned Portfolios effective as of April 30, 2013.  In accordance with the Additional Portfolios provision of Section 23 of the Master Custodian Agreement dated December 1, 2000 by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for each new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CALVERT VARIABLE PRODUCTS, INC.
on behalf of:

Calvert VP Volatility Managed Moderate Portfolio
Calvert VP Volatility Managed Moderate Growth Portfolio
Calvert VP Volatility Managed Growth Portfolio

By:/s/  William M. Tartikoff
Name:   William M. Tartikoff
Title:  Senior Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:/s/  M Rogers
Name:   Michael F. Rogers
Title:   Executive Vice President